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                                  EXHIBIT 99.1

                       1996 Employee Stock Incentive Plan










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                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                       1996 EMPLOYEE STOCK INCENTIVE PLAN

                          Adopted as of April 17, 1996


          Section 1.  PURPOSE OF PLAN

          The purpose of this 1996 Employee Stock Incentive Plan ("Plan") of Keystone Automotive Industries, Inc., a California corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees and independent contractors by providing for or increasing the proprietary interests of such employees and independent contractors in the Company, and to enable the Company to attract, retain and motivate its nonemployee directors and further align their interest with those of the shareholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

          Section 2.  PERSONS ELIGIBLE UNDER PLAN

          Each of the following persons (each, a "Participant") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder: (1) any employee of the Company or any of its subsidiaries, including any director who is also such an employee, and (2) any independent contractor of the Company or any of its subsidiaries. Any director of the Company who is not a Participant (a "Nonemployee Director") shall automatically receive Nonemployee Director Options (as hereinafter defined) pursuant to
Section 4 hereof, but shall not otherwise participate in this Plan.

          Section 3.  AWARDS

          (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock of the Company ("Common Shares") or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

          (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

          (c) Awards may be issued, and Common Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

          (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

               (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

               (A)   the delivery of cash;

               (B) the delivery of other property deemed acceptable by the Committee;


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               (C)   the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property; or

               (D) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award.

              (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company (as defined by the Committee), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 8 hereof; or

             (iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option"); PROVIDED, HOWEVER, that no Award issued to any independent contractor or any Nonemployee Director may qualify as an Incentive Stock Option.

          Section 4.  NONEMPLOYEE DIRECTOR OPTIONS

          (a) On the consummation of the initial public offering of Common Shares, each Nonemployee Director shall be automatically granted an option (an "IPO Nonemployee Director Option") to purchase 10,000 Common Shares. On the first business day following the date of the annual meeting of shareholders of the Company, or any adjournment thereof, at which directors are elected, any person elected to serve as a Nonemployee Director who has not previously served as a Nonemployee Director of the Company shall be automatically granted an option (an "Initial Nonemployee Director Option") to purchase 10,000 Common Shares. If a person who has not previously served as a Nonemployee Director shall become a Nonemployee Director on any day after such date, and prior to the annual meeting of shareholders of the Company immediately following such date, and if any Initial Nonemployee Director Options may be granted under this plan on such day, such person shall automatically be granted an Initial Nonemployee Director Option to purchase 10,000 Common Shares. The date on which an IPO Nonemployee Director Option or an Initial Nonemployee Director Option is granted shall be the Date of the Initial Option Grant for such option.

          (b) If, on any date upon which Initial Nonemployee Director Options are to be automatically granted pursuant to this Section 4, the number of Common Shares remaining available for options under this Plan is insufficient for the grant to each Nonemployee Director entitled thereto of an Initial Nonemployee Director Option to purchase the entire number of Common Shares specified in this
Section 4, then an Initial Nonemployee Director Option to purchase a proportionate amount of such available number of Common Shares (rounded to the nearest whole share) shall be granted to each Nonemployee Director entitled thereto on such date.

          (c) Each IPO Nonemployee Director Option and each Initial Nonemployee Director Option granted under this Plan shall become fully exercisable on the date of grant.

          (d) Each IPO Nonemployee Director Option and each Initial Nonemployee Director Option granted under this Plan shall expire upon the fifth anniversary of the Date of Initial Option Grant.

          (e) Each IPO Nonemployee Director Option and each Initial Nonemployee Director Option shall have an exercise price equal to the aggregate Fair Market Value on the Date of Grant of such option of the Common Shares subject thereto.

          (f) Payment of the exercise price of any IPO Nonemployee Director Option or Initial Nonemployee Director Option granted under this Plan shall be made in full in cash concurrently with the exercise of such option; PROVIDED, HOWEVER, that, in the discretion of the Board of Directors of the Company (the "Board"), the payment of such exercise price may instead be made:

               (i) in whole or in part, with Common Shares delivered concurrently with such exercise (such shares to be valued on the basis of the Fair Market Value of such shares on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring Common Shares; or


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              (ii)  in whole or in part, by the delivery, concurrently with such exercise and in accordance with Section 220.3(e)(4) of Regulation T promulgated under the Exchange Act, of a properly executed exercise notice for such option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of or a loan secured by the Common Shares issuable upon exercise of such option.

          (g) For purposes of this Section 4, the "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the closing price per Common Share or unit of such other security on the business day immediately preceding the Determination Date, as reported in The Wall Street Journal, Western Edition, or, if no closing price was so reported for such immediately preceding business day, the closing price for the next preceding business day for which a closing price was so reported, or, if no closing price was so reported for any of the 30 business days immediately preceding the Determination Date, the average of the high bid and low asked prices per Common Share or unit of such other security on the business day immediately preceding the Determination Date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if the Common Shares or such other security were not quoted by any such organization on such immediately preceding business day, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares or such other security selected by the Board.

          (h) All outstanding IPO Nonemployee Director Options and Initial Nonemployee Director Options theretofore granted under this Plan shall terminate upon the first to occur of the following:

               (i)  the dissolution or liquidation of the Company;

              (ii) a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to such outstanding IPO Nonemployee Director Options or Initial Nonemployee Director Options are exchanged for or converted into cash, property or securities not issued by the Company, which reorganization, merger or consolidation shall have been affirmatively recommended to the shareholders of the Company by the Board; or

             (iii) the sale of substantially all of the property and assets of the Company.

          (i) Each IPO Nonemployee Director Option and each Initial Nonemployee Director Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

          (j) IPO Nonemployee Director Options and Initial Nonemployee Director Options are not intended to qualify as Incentive Stock Options.

          Section 5.  STOCK SUBJECT TO PLAN

          (a) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed 730,000 subject to adjustment as provided in
Section 8 hereof.

          (b) For purposes of Section 4(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

               (i) the number of Common Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

              (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus


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             (iii)  the maximum number of Common Shares that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

          Section 6.  DURATION OF PLAN

          No Awards shall be made under this Plan after April 17, 2006. Although Common Shares may be issued after April 17, 2006 pursuant to Awards made prior to such date, no Common Shares shall be issued under this Plan after April 17, 2016.

          Section 7.  ADMINISTRATION OF PLAN

          (a) This Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board") consisting of two or more directors, each of whom (i) is a "disinterested person" (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time) and (ii) is an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended; PROVIDED, HOWEVER, that before the registration of the Common Shares under Section 12 of the Exchange Act, grants of Awards may, in the absence of action of the Committee, be made by the entire Board.

          (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

               (i) adopt, amend and rescind rules and regulations relating to this Plan;

              (ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

             (iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

              (iv) determine the terms and conditions of the Initial Nonemployee Director Options that are automatically granted hereunder, other than the terms and conditions specified in Section 4 hereof;

               (v) determine whether, and the extent to which adjustments are required pursuant to Section 8 hereof; and

              (vi) interpret and construe this Plan and the terms and conditions of any Award granted hereunder.

          Section 8.  ADJUSTMENTS

          If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and (ii) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under this Plan.

          Section 9.  AMENDMENT AND TERMINATION OF PLAN

          The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:


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          (a)  No such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

          (b) Section 4 hereof shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Participant Retirement Income Security Act, or the rules and regulations thereunder.

          Section 10.  EFFECTIVE DATE OF PLAN

          This Plan shall be effective as of April 17, 1996, the date upon which it was approved by the Board; PROVIDED, HOWEVER, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of California.






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